Exhibit 5

November 4, 2010

Exact Sciences Corporation

441 Charmany Drive

Madison, Wisconsin 53719

Ladies and Gentlemen:

We have acted as special counsel to Exact Sciences Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to an aggregate of 11,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”) (which includes up to 1,500,000 shares that may be issued upon exercise of the Underwriters’ (as defined below) option to purchase additional Shares to cover over-allotments, if any), pursuant to the terms of the Underwriting Agreement (the “Underwriting Agreement”), dated November 4, 2010, between the Company and Jefferies & Company, Inc., Robert W. Baird & Co. Incorporated, Lazard Capital Markets LLC, and Rodman & Renshaw, LLC , as the Underwriters named in Schedule A thereto (the “Underwriters”).  The Shares are being offered and sold pursuant to a registration statement on Form S-3 under the Securities Act originally filed with the Securities and Exchange Commission (the “Commission”) on August 17, 2010 (Registration No. 333 168907) (such Registration Statement, as amended and supplemented, the “Registration Statement”), including a preliminary prospectus supplement dated November 3, 2010 (the “Preliminary Prospectus Supplement”), a free writing prospectus dated November 4, 2010, and a final prospectus supplement dated November 4, 2010 (the “Final Prospectus Supplement”).

You have requested our opinion as to the matters set forth below in connection with the issuance of the Shares.  For purposes of rendering that opinion, we have examined the Registration Statement, the Underwriting Agreement, the Company’s Sixth Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and such other documents and instruments as we have deemed necessary or advisable for the purpose of rendering our opinion.  As to certain matters of fact that are material to our opinion, we have relied upon certificates of officers of the Company.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law, including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Final Prospectus and the Underwriting Agreement, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5 to the Company’s Current Report on Form 8-K dated November 4, 2010 and its incorporation by reference in the Registration Statement.  We also consent to the reference to our Firm in the Preliminary Prospectus Supplement and the Final Prospectus Supplement under the caption “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP